Exhibit 99.1

NAVIGANT REPORTS FOURTH QUARTER AND

FULL YEAR 2014 FINANCIAL RESULTS

CHICAGO, February 12, 2015 – Navigant (NYSE: NCI) today announced financial results for the fourth quarter and full year ended December 31, 2014. The Company also introduced its business and financial outlook for 2015.

Financial Summary and Highlights:

•	Fourth quarter 2014 revenues before reimbursements (RBR) increased 12% year-over-year to $199.5 million, and total revenues increased 9% year-over-year to $223.6 million; net income from continuing operations was $12.3 million or $0.25 per share; adjusted earnings per share (EPS) increased 12% year-over-year to $0.28, and adjusted EBITDA increased 1% year-over-year to $30.2 million.
•	Fourth quarter 2014 RBR results included organic growth of 2% year-over-year, highlighted by an increase in organic growth in three out of four segments.
•	Full year 2014 RBR increased 4% year-over-year to $766.6 million, and total revenues increased 3% year-over-year to $859.6 million; net loss from continuing operations was $36.9 million, or $0.76 per share, which included a goodwill impairment charge of $122.0 million recorded in second quarter 2014; adjusted EPS was $1.02, and adjusted EBITDA was $116.2 million.
•	Bank debt lowered to $109.8 million during fourth quarter 2014, which decreased leverage (bank debt divided by trailing twelve month adjusted EBITDA) to 0.94 on a sequential basis from the 2014 third quarter.
•	449,191 shares of common stock repurchased in fourth quarter 2014 at an average cost of $14.44 per share for a total of approximately 1.7 million shares repurchased in 2014 at an average cost of $16.50 per share.

Navigant reported fourth quarter 2014 RBR of $199.5 million, a 12% increase compared to $177.8 million for fourth quarter 2013, with year-over-year RBR growth in three segments. Total revenues increased 9% to $223.6 million for fourth quarter 2014 compared to $204.8 million for fourth quarter 2013. Net income from continuing operations for fourth quarter 2014 was $12.3 million, or $0.25 per share, compared to $14.2 million, or $0.28 per share, in the prior year quarter. The effective income tax rate was 38% for fourth quarter 2014 compared to 45% in the prior year quarter. Adjusted EPS increased 12% to $0.28 for fourth quarter 2014 compared to $0.25 for fourth quarter 2013. Adjusted EBITDA increased 1% to $30.2 million for fourth quarter 2014 compared to $29.8 million for the same period in 2013.

RBR for full year 2014 improved 4% on a year-over-year basis to $766.6 million compared to $734.4 million for 2013. Total revenues also improved 3% on a year-over-year basis to $859.6 million for full year 2014 compared to $835.6 million for the prior year. Net loss from continuing operations for full year 2014 was $36.9 million, or $0.76 per share, which included a goodwill impairment charge of $122.0 million recorded in second quarter 2014, compared to net income from continuing operations of $55.1 million, or $1.08 per share, in the prior year. Adjusted EPS for full year 2014 was $1.02 compared to $1.06 for 2013. Adjusted EBITDA was $116.2 million for full year 2014 compared to $124.1 million in 2013. Adjusted EBITDA margin (adjusted EBITDA as a percentage of RBR) was 15% for full year 2014.

Julie Howard, Chairman and Chief Executive Officer, commented, “Fourth quarter results were as expected with year-over-year growth in three of our four reporting segments. As we reflect on 2014, we are pleased with the trends in our organic growth performance over the course of the year. Additionally, we have high expectations as we enter 2015 about our prospects to build on the strong foundation and combination of specialized consulting, technology solutions and business process management services we now have in place.”

Howard continued, “We expect the anticipated market trends, industry reforms and regulatory environments facing our clients will lead to increasing demand for our complementary mix of expertise and solutions that address business risk, business performance and business transformation.”

Segment Financial Summary

	For the quarter ended December 31,			For the full year ended December 31,
	2014	2013	Change	2014	2013	Change
RBR ($000)
Disputes, Investigations & Economics	$77,382	$72,852	6.2%	$309,570	$301,545	2.7%
Financial, Risk & Compliance	34,643	37,691	-8.1%	135,498	155,656	-13.0%
Healthcare	61,672	44,298	39.2%	223,817	182,783	22.4%
Energy	25,761	22,948	12.3%	97,667	94,449	3.4%

Total Company	$199,458	$177,789	12.2%	$766,552	$734,433	4.4%

Total Revenues ($000)
Disputes, Investigations & Economics	$83,227	$78,700	5.8%	$333,273	$326,130	2.2%
Financial, Risk & Compliance	41,537	47,180	-12.0%	162,637	190,116	-14.5%
Healthcare	68,218	49,920	36.7%	248,095	205,215	20.9%
Energy	30,651	29,024	5.6%	115,612	114,124	1.3%

Total Company	$223,633	$204,824	9.2%	$859,617	$835,585	2.9%

Segment Operating Profit ($000)
Disputes, Investigations & Economics	$26,271	$22,880	14.8%	$104,466	$99,828	4.6%
Financial, Risk & Compliance	14,674	14,590	0.6%	58,929	62,487	-5.7%
Healthcare	16,874	15,815	6.7%	65,104	67,696	-3.8%
Energy	8,245	7,441	10.8%	30,507	31,280	-2.5%

Total Company	$66,064	$60,726	8.8%	$259,006	$261,291	-0.9%

Segment Operating Margin (% of RBR)
Disputes, Investigations & Economics	33.9%	31.4%		33.7%	33.1%
Financial, Risk & Compliance	42.4%	38.7%		43.5%	40.1%
Healthcare	27.4%	35.7%		29.1%	37.0%
Energy	32.0%	32.4%		31.2%	33.1%

Total Company	33.1%	34.2%		33.8%	35.6%

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RBR for the Healthcare segment increased 39% year-over-year for fourth quarter 2014 with 1% organic RBR growth for the period. RBR growth was driven primarily by business process management services, which includes the Cymetrix operations acquired in May 2014. Segment operating profit margin was 27% versus 36% in the same period last year, mainly due to the lower margin profile of the business process management services operations. For full year 2014, RBR increased 22% year-over-year, also primarily driven by the business process management services operations. Segment operating profit margin was 29% in 2014 compared to 37% in 2013, as a result of the lower margin profile of the business process management services operations in addition to costs of maintaining consulting capabilities despite lower than anticipated levels of RBR.

The Financial, Risk & Compliance segment RBR for fourth quarter 2014 decreased 8% compared to the prior year quarter. Growth driven by continued demand from large financial institutions was offset by a previously anticipated reduction in RBR from restructuring-related services. Growth of more profitable engagements led to a 1% increase in fourth quarter 2014 segment operating profit year-over-year. For full year 2014, an RBR decrease of 13% and a segment operating profit decrease of 6%, respectively, were substantially less than anticipated as compared to 2013. Segment performance for the year reflects the expected reduced contribution from mortgage servicing review engagements and restructuring-related services, partially offset by new compliance work from large financial institutions.

The Energy segment RBR for fourth quarter 2014 increased 12%, which was entirely organic, compared to fourth quarter 2013. The segment benefitted from investments made in senior hires earlier in the year in addition to the continued demand for energy efficiency and demand-side energy management services. Fourth quarter 2014 segment operating profit increased 11% year-over-year. Full year 2014 RBR increased 3%, which was entirely organic, versus the prior year. Segment operating profit for full year 2014 declined 2% compared to 2013, mainly due to investments in senior hires during the first half of 2014.

The Disputes, Investigations & Economics segment fourth quarter 2014 RBR increased 6% year-over-year, which was nearly all organic. The increase was driven primarily by higher demand for our legal technology solutions and general litigation, and increased activity in global construction, which included a success fee of $1.9 million, partially offset by a lower contribution from economics engagements. Segment operating profit increased 15% in fourth quarter 2014 compared to the same period of 2013. Full year 2014 RBR increased 3% compared to 2013. Segment operating profit for 2014 increased 5% compared to 2013.

Cash Flow

Free cash flow was $12.7 million for fourth quarter 2014 compared to $15.2 million for the same period in 2013. Full year 2014 free cash flow was $72.4 million compared to $78.8 million for 2013. Days Sales Outstanding (DSO) was 69 days as of December 31, 2014, up 4 days compared to December 31, 2013, reflecting the very strong cash collections in fourth quarter 2013.

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Bank debt was $109.8 million at December 31, 2014 compared to $56.7 million at December 31, 2013. Leverage (bank debt divided by trailing twelve month adjusted EBITDA) was 0.94 at December 31, 2014 compared to 0.46 at December 31, 2013. However, 2014 fourth quarter debt levels declined sequentially from the 2014 second and third quarters following additional borrowings to fund the Cymetrix acquisition in second quarter 2014.

Navigant repurchased 449,191 shares of common stock during fourth quarter 2014 at an aggregate cost of $6.5 million and an average cost of $14.44 per share. For the full year, the Company repurchased approximately 1.7 million shares at an aggregate cost of $27.3 million and an average cost of $16.50 per share. As of December 31, 2014, $72.7 million was available under the Company’s share repurchase authorization.

“We made significant progress in advancing our growth strategy during 2014,” said Lucinda (Cindy) Baier, Executive Vice President and Chief Financial Officer. “In particular, we completed strategic acquisitions and made organic investments to both complement and enhance our core businesses. As always, we remained intensely focused on strong capital management while investing in our future. Looking ahead, we are focused on generating improved organic revenue growth in 2015 and further positioning the company for success over the long term.”

2015 Outlook

Navigant is introducing its 2015 financial outlook. Full year 2015 RBR is expected to range between $815 and $845 million while 2015 total revenues are estimated to be between $900 and $930 million. Adjusted EBITDA is expected to range between $115 and $125 million and adjusted EPS is estimated to be between $0.90 and $1.00.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call Details

Julie Howard and Cindy Baier will host a conference call to discuss the Company’s fourth quarter and full year 2014 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, February 12, 2015. The conference call may be accessed via the Navigant website (www.navigant.com/investor_relations) or by dialing 888.989.6515 (630.395.0130 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

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About Navigant

Navigant (NYSE: NCI) is a specialized, global professional services firm dedicated to assisting clients in creating and protecting value in the face of critical business risks and opportunities. Through senior level engagement with clients, Navigant professionals deliver expert and advisory work through implementation and business process management services. The firm combines deep technical expertise in Disputes and Investigations, Economics, Financial Advisory and Management Consulting, with business pragmatism to address clients’ needs in highly regulated industries, including Construction, Energy, Financial Services and Healthcare. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the success of the Company’s organizational changes and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; potential legislative and regulatory changes; continued access to capital; and market and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at www.navigant.com/investor_relations. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

For additional information contact:

Aaron Miles

Investor Relations

312.583.5820

aaron.miles@navigant.com

5

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data (1))

(Unaudited)

	For the quarter ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Revenues:
Revenues before reimbursements	$199,458	$177,789	$766,552	$734,433
Reimbursements	24,175	27,035	93,065	101,152

Total revenues	223,633	204,824	859,617	835,585
Costs of services:
Cost of services before reimbursable expenses	136,378	120,390	519,157	487,967
Reimbursable expenses	24,175	27,035	93,065	101,152

Total costs of services	160,553	147,425	612,222	589,119
General and administrative expenses	34,651	28,043	136,057	127,079
Depreciation expense	5,202	4,228	19,580	16,180
Amortization expense	1,291	1,600	5,959	6,826
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	(554)	(3,399)	(4,992)	(5,399)
Office consolidation, net	725	—	725	348
Gain on disposition of assets	(541)	—	(541)	(1,715)
Goodwill impairment	—	—	122,045	—
Other impairment	1,139	—	1,343	—

Operating income (loss)	21,167	26,927	(32,781)	103,147
Interest expense	1,741	942	5,918	4,433
Interest income	(58)	(92)	(274)	(463)
Other (income) expense, net	(378)	218	(167)	175

Income (loss) from continuing operations before income tax (benefit) expense	19,862	25,859	(38,258)	99,002
Income tax (benefit) expense	7,541	11,640	(1,351)	43,890

Net income (loss) from continuing operations	12,321	14,219	(36,907)	55,112
Income (loss) from discontinued operations, net of tax	—	—	509	(2,919)

Net income (loss)	$12,321	$14,219	$(36,398)	$52,193

Basic per share data
Net income (loss) from continuing operations	$0.25	$0.29	$(0.76)	$1.11
Income (loss) from discontinued operations, net of tax	$—	$—	$0.01	$(0.06)

Net income (loss) (1)	$0.25	$0.29	$(0.75)	$1.05

Shares used in computing basic per share data	48,393	49,174	48,741	49,771
Diluted per share data
Net income (loss) from continuing operations	$0.25	$0.28	$(0.76)	$1.08
Income (loss) from discontinued operations, net of tax	$—	$—	$0.01	$(0.06)

Net income (loss)	$0.25	$0.28	$(0.75)	$1.02

Shares used in computing diluted per share data (2)	49,542	50,603	48,741	50,951

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,648	$1,968
Accounts receivable, net	187,652	167,066
Prepaid expenses and other current assets	27,142	24,554
Deferred income tax assets	13,455	17,314

Total current assets	230,897	210,902
Non-current assets:
Property and equipment, net	60,617	44,338
Intangible assets, net	26,502	10,778
Goodwill	568,091	615,343
Other assets	17,386	22,836

Total assets	$903,493	$904,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,735	$13,415
Accrued liabilities	11,311	12,691
Accrued compensation-related costs	83,061	78,610
Income tax payable	1,763	1,137
Other current liabilities	52,526	32,009

Total current liabilities	160,396	137,862
Non-current liabilities:
Deferred income tax liabilities	76,329	86,571
Other non-current liabilities	14,387	26,016
Bank debt non-current	109,790	56,673

Total non-current liabilities	200,506	169,260

Total liabilities	360,902	307,122

Stockholders' equity:
Common stock	64	63
Additional paid-in capital	611,882	598,724
Treasury stock	(275,608)	(247,106)
Retained earnings	218,337	254,735
Accumulated other comprehensive loss	(12,084)	(9,341)

Total stockholders' equity	542,591	597,075

Total liabilities and stockholders' equity	$903,493	$904,197

Selected Data
Days sales outstanding, net (DSO)	69	65

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$12,321	$14,219	$(36,398)	$52,193
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	5,202	4,228	19,580	16,180
Accelerated depreciation – office consolidation	—	—	—	498
Amortization expense	1,291	1,600	5,959	6,826
Amortization expense – client-facing software	393	222	1,218	459
Share-based compensation expense	2,150	2,885	9,316	11,079
Accretion of interest expense	786	266	2,351	942
Deferred income taxes	3,150	5,671	(18,052)	18,421
Allowance for doubtful accounts receivable	700	(2,024)	5,009	(107)
Contingent acquisition liability adjustments, net	(554)	(3,399)	(4,992)	(5,399)
Gain on disposition of assets	(541)	—	(541)	(1,715)
(Gain) loss on disposition of discontinued operations	—	—	(509)	3,675
Goodwill impairment	—	—	122,045	—
Other impairment	1,139	—	1,343	—
Changes in assets and liabilities (net of acquisitions and dispositions):
Accounts receivable	23,678	42,158	(14,844)	19,604
Prepaid expenses and other assets	475	2,160	(303)	12,260
Accounts payable	898	(1,249)	(2,123)	(4,623)
Accrued liabilities	(191)	(3,767)	(1,316)	(382)
Accrued compensation-related costs	13,621	11,038	2,712	(3,470)
Income taxes payable	(3,928)	(6,690)	2,185	(6,386)
Other liabilities	2,614	1,813	(2,543)	(286)

Net cash provided by operating activities	63,204	69,131	90,097	119,769
Cash flows from investing activities:
Purchases of property and equipment	(8,441)	(5,510)	(23,506)	(14,217)
Acquisitions of businesses, net of cash acquired	—	—	(89,180)	(2,989)
Proceeds from dispositions, net of selling costs	1,500	—	2,324	16,973
Payments of acquisition liabilities	(3,850)	(5,028)	(4,960)	(6,866)
Capitalized client-facing software	(17)	(793)	(881)	(3,285)

Net cash used in investing activities	(10,808)	(11,331)	(116,203)	(10,384)
Cash flows from financing activities:
Issuances of common stock	402	524	2,833	3,144
Repurchase of common stock	(6,487)	(6,004)	(27,284)	(28,325)
Payments of contingent acquisition liabilities	(357)	—	(464)	(3,287)
Repayments to banks	(92,173)	(115,718)	(323,374)	(382,045)
Borrowings from banks	44,892	62,033	377,839	304,499
Payments of debt issuance costs	—	(62)	—	(731)
Other, net	(194)	(141)	(2,668)	(1,692)

Net cash (used in) provided by financing activities	(53,917)	(59,368)	26,882	(108,437)

Effect of exchange rate changes on cash and cash equivalents	(83)	17	(96)	(32)

Net increase (decrease) in cash and cash equivalents	(1,604)	(1,551)	680	916
Cash and cash equivalents at beginning of the period	4,252	3,519	1,968	1,052

Cash and cash equivalents at end of the period	$2,648	$1,968	$2,648	$1,968

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (3)

(In thousands, except per share data)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company's operations and financial results and believes they are useful indicators of operating performance and the Company's ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share (4)	For the quarter ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Severance expense	$1,733	$421	$4,885	$4,686
Income tax benefit (5)	(617)	(170)	(1,821)	(1,558)

Impact of severance expense, net of tax	$1,116	$251	$3,064	$3,128

Other operating benefit – contingent acquisition liability adjustment, net	$(554)	$(3,399)	$(4,992)	$(5,399)
Income tax expense (5)	224	1,371	2,014	2,178

Impact of other operating benefit – contingent acquisition liability adjustment, net, net of tax	$(330)	$(2,028)	$(2,978)	$(3,221)

Other operating costs – office consolidation	$725	$—	$725	$348
Income tax expense (5)	(292)	—	(292)	(141)

Impact of other operating costs – office consolidation, net of tax	$433	$—	$433	$207

Other operating benefit – gain on disposition of assets	$(541)	$—	$(541)	$(1,715)
Income tax expense (5)	218	—	218	692

Impact of other operating benefit – gain on disposition of assets, net of tax	$(323)	$—	$(323)	$(1,023)

Other operating costs – goodwill impairment	$—	$—	$122,045	$—
Income tax benefit (5)	—	—	(35,111)	—

Impact of other operating costs – goodwill impairment, net of tax	$—	$—	$86,934	$—

Other operating costs – other impairment	$1,139	$—	$1,343	$—
Income tax benefit (5)	(459)	—	(541)	—

Impact of other operating costs – other impairment, net of tax	$680	$—	$802	$—

EBITDA reconciliation:
Operating income (loss)	$21,167	$26,927	$(32,781)	$103,147
Depreciation expense	5,202	4,228	19,580	16,180
Accelerated depreciation – office consolidation	—	—	—	498
Amortization expense	1,291	1,600	5,959	6,826

EBITDA	$27,660	$32,755	$(7,242)	$126,651
Severance expense	1,733	421	4,885	4,686
Other operating benefit – contingent acquisition liability adjustment, net	(554)	(3,399)	(4,992)	(5,399)
Other operating costs (benefit) – office consolidation	725	—	725	(150)
Other operating benefit – gain on disposition of assets	(541)	—	(541)	(1,715)
Other operating costs – goodwill impairment	—	—	122,045	—
Other operating costs – other impairment	1,139	—	1,343	—

Adjusted EBITDA	$30,162	$29,777	$116,223	$124,073

Net income (loss) from continuing operations	$12,321	$14,219	$(36,907)	$55,112
Impact of severance expense, net of tax	1,116	251	3,064	3,128
Impact of other operating benefit – contingent acquisition liability adjustment, net, net of tax	(330)	(2,028)	(2,978)	(3,221)
Impact of other operating costs – office consolidation, net of tax	433	—	433	207
Impact of other operating benefit – gain on disposition of assets, net of tax	(323)	—	(323)	(1,023)
Impact of other operating costs – goodwill impairment, net of tax	—	—	86,934	—
Impact of other operating costs – other impairment, net of tax	680	—	802	—

Adjusted net income	$13,897	$12,442	$51,025	$54,203

Shares used in computing adjusted per diluted share data (6)	49,542	50,603	49,976	50,951
Adjusted earnings per share	$0.28	$0.25	$1.02	$1.06

Free Cash Flow (7)	For the quarter ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$63,204	$69,131	$90,097	$119,769
Changes in assets and liabilities	(37,167)	(45,463)	16,232	(16,717)
Allowance for doubtful accounts receivable	(700)	2,024	(5,009)	107
Purchases of property and equipment	(8,441)	(5,510)	(23,506)	(14,217)
Payments of acquisition liabilities	(3,850)	(5,028)	(4,960)	(6,866)
Payments of contingent acquisition liabilities	(357)	—	(464)	(3,287)

Free Cash Flow	$12,689	$15,154	$72,390	$78,789

Leverage Ratio (8)	At December 31,
	2014	2013
Adjusted EBITDA for prior twelve-month period	$116,223	$124,073
Bank debt	$109,790	$56,673
Leverage ratio	0.94	0.46

    Footnotes

(1) Per share data may not sum due to rounding.

(2) For the year ended December 31, 2014, the Company reported a net loss. For that period, the basic weighted average common shares outstanding equals the diluted weighted average common shares outstanding for purposes of calculating U.S. GAAP earnings per share because potentially dilutive securities would be antidilutive.

(3) During the year ended December 31, 2013, the United Kingdom financial services advisory business was sold. The results of operations from this business are presented as discontinued operations. All non-GAAP financial measures are presented on a continuing operations basis unless otherwise noted.

(4) EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude the net income (loss) and per share net income (loss) impact of discontinued operations, severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company's results of operations across periods.

(5) Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.

(6) For the year ended December 31, 2014, the Company reported a net loss. For non-GAAP purposes, the per share and share amounts presented here reflect the inclusion of potentially dilutive shares based on the impact of the add backs included in Adjusted Net Income.

(7) Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.

(8) Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company's debt obligations.